Exhibit 3.2

DEXCOM, INC.

RESTATED CERTIFICATE OF INCORPORATION

DexCom, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of the corporation is DexCom, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 13, 1999.

This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, only restates and integrates and does not further amend the provisions of the corporation’s Restated Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Restated Certificate of Incorporation of the corporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer under the seal of the corporation this day of 21st day of May, 2021.

DEXCOM, INC.

By:	/s/ Kevin Sayer
Kevin Sayer President and Chief Executive Officer

RESTATED

CERTIFICATE OF INCORPORATION

OF

DEXCOM, INC.

ARTICLE I

The name of the corporation is DexCom, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is ~~1209 Orange Street~~251 Little Falls Drive in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is ~~The~~ Corporation ~~Trust~~Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the corporation has authority to issue is ~~105,000,000~~205,000,000 shares, consisting of two classes: ~~100,000,000~~200,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.

The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

ARTICLE V

The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation~~. Subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors~~.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(A) The conduct of the affairs of the corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

(B) Notwithstanding the foregoing provision of this Article VI, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(C) Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall, if elected to fill a vacancy not created by a newly created directorship, be elected to serve for the remainder of the term of the director being replaced or until such director’s earlier death, resignation or removal. Prior to the 2022 annual meeting of the stockholders, any director elected to fill a vacancy created by a newly created directorship shall hold office for a term expiring at the same annual meeting as other members of the class of directors into which such director is a member. Commencing with the 2022 annual meeting of stockholders, any director elected to fill a vacancy created by a newly created directorship shall hold office for a term expiring at the next annual meeting of ~~shareholders at which the term of office of the class to which the director has been assigned expires~~stockholders or until such director~~’~~’s ~~successor shall have been duly elected and qualified~~earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(D) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, prior to the 2022 annual meeting of the stockholders, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively~~. The~~, for a term ~~of office of the Class I directors shall expire at the corporation’s first annual meeting of stockholders following the closing of the corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the term of office of the Class II directors shall expire at the corporation’s second~~expiring at the third annual meeting of stockholders ~~following the closing of the Initial Public Offering, and the term of office of the Class III~~after such director is elected or until such director’s earlier death, resignation or removal. Commencing with the 2022 annual meeting of stockholders, each class of directors whose term shall expire at ~~the corporation’s third~~such annual meeting of stockholders ~~following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire~~ shall be elected to hold office for a term ~~of office to expire~~expiring at the ~~third succeeding~~next annual meeting of stockholders ~~after their election, with each director to hold office until his or her successor shall have been duly elected and qualified,~~ or until such director~~’~~’s earlier death, resignation or removal.

(F) Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

(G) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

(H) Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

ARTICLE VII

To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law (“GCL”) is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

~~CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF~~

~~DEXCOM, INC.~~

~~DexCom, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:~~

~~The first paragraph of Article IV of the Restated Certificate of Incorporation, relating to Authorization of Shares is amended to be and read as follows:~~

~~“The total number of shares of all classes of stock which the corporation has authority to issue is 205,000,000 shares, consisting of two classes: 200,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.”~~

~~IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this day of , 2017 and the foregoing facts stated herein are true and correct.~~

~~DEXCOM, INC.~~

~~By:~~
~~Kevin Sayer, Chief Executive Officer~~